UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 8, 2018

EVERTEC, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Puerto Rico (State or other jurisdiction of incorporation or organization)	001-35872 (Commission file number)	66-0783622 (I.R.S. employer identification number)

Cupey Center Building, Road 176 Kilometer 1.3, San Juan, Puerto Rico (Address of principal executive offices)		00926 (Zip Code)
(787) 759-9999
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2018, EVERTEC Group, LLC, the principal operating subsidiary of EVERTEC, Inc. (“Evertec” or the “Company”) and Morgan M. Schuessler, Jr., the Company’s President and Chief Executive Officer, entered into a new Employment Agreement, which among other things extends his employment period, increases his base salary and addresses matters related to acceleration of long-term incentive awards as described below.
Mr. Schuessler will receive an annual base salary of $700,000 (an increase from $675,000), amount subject to annual review by the Board or a committee thereof, which may in its sole discretion increase, but not decrease, the annual base salary other than in connection with a Company-wide reduction in compensation (but in no event shall such decrease be more than 10% of Mr. Schuessler’s then current annual base salary). Mr. Schuessler is eligible for annual cash incentive awards of up to 100% of his base salary under the Evertec Annual Performance Incentive Guidelines and to receive long-term incentive compensation subject to the terms of the applicable award agreement and Evertec’s 2013 Equity Incentive Plan or any successor plan thereto. Mr. Schuessler will also receive a Christmas bonus each year in an amount equal to 3% of his base salary.
Under the Employment Agreement, Mr. Schuessler is entitled to participate in the employee benefit plans, policies, practices and arrangements generally made available to other executives of Evertec as well as certain specified levels of life insurance, short-term disability insurance and long-term disability insurance benefits, car and car insurance benefits in accordance with Evertec’s policies, reimbursement of up to $10,000 in country club membership fees annually, and four weeks of paid vacation annually.
The employment term under the Employment Agreement ends in December 31, 2021. The term automatically renews for successive one-year periods on each January 1 thereafter unless either party gives notice of non-renewal at least 180 calendar days in advance of the renewal date.
If Evertec does not renew the term and Mr. Schuessler remains employed by the Company through the last day of the employment period that expires, Mr. Schuessler shall, subject to his execution of a general release of claims in favor of the Company, be entitled to a lump sum payment equal to the greater of one times his base salary and the amounts otherwise due to him under applicable law. If the Employment Agreement is terminated by Evertec without “cause” or by Mr. Schuessler for “good reason” (each as defined in the Employment Agreement), he shall, subject to his execution of a general release of claims, be entitled to (A) the unpaid bonus for any fiscal year ended prior to the year in which the date of termination occurs, provided Mr. Schuessler was employed on the last day of such fiscal year; and (B) in cash, severance in an amount equal to twice the sum of Mr. Schuessler’s annual base salary plus his target bonus for the year in which he is terminated.
If there is a termination due to the Company’s non-renewal of the term of the Employment Agreement, or by Evertec without “cause” or by Mr. Schuessler for “good reason”, and the date of termination occurs prior to a Change in Control or more than two years after a Change in Control (as defined in the EVERTEC, Inc. 2013 Equity Incentive Plan), subject to Mr. Schuessler execution of a general release of claims in favor of the Company (A) any then unvested time-based long-term incentive award(s) shall be prorated as of the date of termination (unless the applicable award agreement provides for full vesting as of the date of termination in which case the award agreement provision shall apply) and such prorated award(s) shall become fully vested as of the date of termination (and the remaining non-prorated portion of the unvested time-based long-term incentive award(s) shall be forfeited as of the date of termination); and (B) any then unvested performance-based long-term incentive award(s) shall be prorated as of the date of termination and such prorated portion of the award(s) shall remain outstanding and eligible to vest based on the actual level of performance achieved for the applicable performance period (and the remaining non-prorated portion of the unvested performance-based long-term incentive award(s) shall be forfeited as of the date of termination).
If there is a termination due to the Company’s non-renewal of the term of the Employment Agreement, or by Evertec without “cause” or by Mr. Schuessler for “good reason”, and the date of termination occurs within two (2) years following a Change in Control, (as defined in the EVERTEC, Inc. 2013 Equity Incentive Plan), subject to Mr. Schuessler’s execution of a general release of claims in favor of the Company, (A) any then unvested time-based long-term incentive award(s) shall be shall become fully vested as of the date of termination and (B) any then unvested performance-based long-term incentive award(s) shall become fully vested as of the date of termination (x) based on actual level of performance achieved as of the Change in Control (to the extent the performance period with respect to the relevant goal was completed as of the Change in Control date) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the Change in Control date).
The Employment Agreement contains certain non-competition and non-solicitation covenants for the benefit of Evertec during Mr. Schuessler’s employment and for one year following the termination of his employment, certain covenants relating to the protection of Evertec’s confidential information and intellectual property, and a mutual non-disparagement covenant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERTEC, Inc.
(Registrant)

Date: November 9, 2018	By:	/s/ Luis A. Rodríguez
Name: Luis A. Rodríguez
Title: Executive Vice President & General Counsel